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                                                                     EXHIBIT 8.1

              [FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LETTERHEAD]


                               January 4, 2000


CoStar Group, Inc.
7475 Wisconsin Avenue
Bethesda, Maryland 20814

Dear Ladies and Gentlemen:

       We are acting as your counsel in connection with the proposed acquisition by CoStar Group, Inc. ("CoStar") of COMPS.COM, Inc. ("Comps") pursuant to the proposed merger (the "Merger") of Comps with and into Acq Sub, Inc. ("Sub"), a wholly owned subsidiary of CoStar, whereupon Sub will be the surviving corporation and the separate existence of Comps will cease. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of November 3, 1999 by and among CoStar, Sub, and Comps (the "Merger Agreement").

       CoStar has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "1933 Act"), a registration statement on Form S-4 (the "Registration Statement"), with respect to the shares of CoStar common stock to be issued to holders of shares of Comps common stock in connection with the Merger. In addition, CoStar has prepared, and we have reviewed, a Joint Proxy Statement/Prospectus (the "Joint Proxy Statement") which is contained in and made a part of the Registration Statement, and the Appendices thereto, including the Merger Agreement. In rendering the opinion set forth below, we have relied upon the facts and representations stated in the Joint Proxy Statement and upon such other documents as we have deemed appropriate, including the representations of CoStar and Comps referred to in the Joint Proxy Statement and set forth in certain officer's certificates from CoStar and Comps.

       We have assumed that (i) all parties to the Merger Agreement, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Merger Agreement and such other documents, (ii) all facts, information, statements and representations qualified by the knowledge, belief, expectation and/or intention of CoStar,


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                    FRIED, FRANK, HARRIS, SHRIVER & JACOBSON


CoStar Group, Inc.
January 4, 2000
Page 2

Comps or Sub will be complete and accurate as of the effective time as though not so qualified, (iii) the merger will be consummated at the effective time pursuant to the terms and conditions set forth in the Merger Agreement without the waiver or modification of any such terms and conditions, and (iv) the Merger is authorized by and will be effected pursuant to applicable state law.

       Based upon and subject to the foregoing, and to the qualifications, limitations, representations and assumptions contained in the portion of the Joint Proxy Statement captioned "Material Federal Income Tax Consequences," the portion of the Joint Proxy Statement captioned "Material Federal Income Tax Consequences" is accurate in all material respects. No opinion is expressed on any matters other than those specifically referred to herein.

       This opinion is furnished to you for your use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We hereby consent to the filing of this opinion as an annex to the Registration Statement and to the references to us contained in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.


                                       Yours very truly,

                                       /s/

                                       FRIED, FRANK, HARRIS, SHRIVER & JACOBSON